THE TAIWAN FUND, INC. REVIEW
July 2005

HSBC Asset Management (Taiwan) Limited 24/F No. 99, Tunhwa S. Rd., Sec. 2 Taipei 106, Taiwan	Tel: (8862) 2325-7888 Fax: (8862) 2706-5371

Portfolio Review

Market review:
The Taiwan Stock Exchange Index (“TAIEX”) rose 0.41 % in U.S. dollar terms in July on increasing liquidity. Average daily turnover increased another 14% month on month to NT$95.4 billion. Foreign investors remained net buyers and net bought NT$34.9 billion while local mutual funds remained net sellers and net sold NT$9.2 billion. Proprietary traders also turned net sellers and net sold NT$2 billion. On the economic front, the unexpected announcement by the Peoples Republic of China to adopt a “managed” floating system for its currency Reminbi (“Rmb”) caused selling pressure to technology stocks on concerns over increasing cost pressure for downstream hardware technology companies which have shifted a big portion of their manufacturing base to Mainland China. Taiwan domestic consumption plays, on the other hand, are seen as beneficiaries on assumption that its local currency would also appreciate together with the Rmb. In terms of sector performance, technology sector was the best performer driven by continued foreign buying who are still underweight the new benchmark after Morgan Stanley Capital International’s (“MSCI”) reweighting. Banking sector outperformed slightly as market hopes that a deal between two local banks, Taishin and Chang Hwa, could trigger further consolidation of the sector. On the other hand, the traditional cyclical sectors such as steel, plastic and transportation were the worst performers as investors anticipated a down turn of the cycle ahead and took money off the table after dividend payment. The amount of margin outstanding expanded another 9.2% to NT$224billion (representing 1.5% of total market capitalization). This may reflect a slight recovery in retail sentiment.
Fund Performance Review:
The Fund outperformed its benchmark by 4.71% in July. Overweight positions in handset and Integrated Circuit (“IC”) design contributed positively to performance. On the other hand, the overweight position in Liquid Crystal Display (“LCD”) panels brought negative contribution to performance.
Investment Strategy:
Considering the slowing demand from China and increasing supply from new capacities, cyclical sectors may already peak out and may have margin contraction and earnings decline in the coming few quarters. We therefore underweight the industrial cyclical sectors, like steel, petrochemical, paper and textile. On the other hand, there are more good news from the technology sector, including rising utilization rate in most semiconductor companies, strong demand of notebook PC, handsets and LCD panels and upcoming peak season of consumer electronics products. Most technology companies continued to deliver stronger than expected sales and corporates gave out positive guidance for the coming two quarters. Therefore, we expect that share prices of technology companies should continue outperforming in the coming months. Considering the improving sentiment toward Cross-Strait relations and continuing foreign buying, the market may have 5 to 10% upside before the end of 2005. We plan to remain overweight in the technology sector; especially semiconductor, handset and consumer electronics related shares and continue to underweight industrial cyclicals. Our main focus will be technology stocks with good value and stable earnings growth in second half of 2005. We will also continue to identify good small-cap companies and add some weighting for quality small-caps with growth potential in the coming year.

Total Fund Sector Allocation

	% of	% of
As of 07/31//05	Total Fund	TAIEX

PC & Peripherals	19.8	14.08
Electronics	12.0	4.54
Semiconductor Manufacturing	10.6	13.94
IC Design	10.0	3.52
Electronic Components	8.2	1.36
TFT-LCD	8.1	5.14
Telecommunication	7.1	7.36
Finance/Securities	6.6	19.11
Plastics	4.7	9.97
Memory IC	4.1	1.94
Iron & Steel	3.1	2.77
Transportation	1.9	2.57
Others	0.0	1.87
Textiles	0.0	1.53
Chemicals	0.0	1.32
Automobile	0.0	1.23
Computer Service and Software	0.0	1.23
Electric & Machinery	0.0	1.16
Construction	0.0	1.01
Cement	0.0	0.84
Wholesale & Retail	0.0	0.83
Foods	0.0	0.66
Rubber	0.0	0.59
Elec. Appliance & Cable	0.0	0.51
Glass & Ceramics	0.0	0.34
Paper & Pulp	0.0	0.33
Tourism	0.0	0.25
Biotech	0.0	0.00
Total	96.2	100.00
Cash	3.8

Technology	79.9	53.11
Non-Technology	9.7	27.78
Financial	6.6	19.11
Total Net Assets: US$260.83Million

Top 10 Holdings of Total Fund Portfolio

As of 07/31/05	% of Total Portfolio

MediaTek, Inc.	7.40

Hon Hai Precision Industry Co. Ltd.	5.67

Asustek Computer, Inc.	4.76

Taiwan Semiconductor Manufacturing Co.	4.42

Chi Mei Optoelectronics Corp.	4.29

Powerchip Semiconductor Corp.	4.11

Cheng Uei Precision Industry Co. Ltd.	3.88

Au Optronics Corp.	3.77

Tripod Technology Corp.	3.57

Zyxel Communications Corp.	3.50

Total	45.37

NAV: US$15.94	Price: US$13.66

No. of Shares: 16.4Million	Discount: -14.30%

Returns in US$ (%)*

	The Taiwan Fund, Inc.	Taiwan Stock Exchange Index
One Month	5.14	0.41
Fiscal Year to Date**	25.03	16.97
One Year	33.38	24.19
Three Years	10.79	10.61
Five years	-6.69	-5.39
Ten Years	1.54	0.12
Since Inception	10.15	10.84
*Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Returns for the Taiwan Stock Exchange Index (“TAIEX”) are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year which are not annualized.
** The Fund’s fiscal year commences on September 1.

Premium/Discount of TWN

Market Data

	As of 06/30/05	As of 07/31/05
TAIEX	6241.94	6311.98
% change in NTD terms	3.83	1.12
% change in USD terms	2.31	0.41
NTD Daily avg. trading volume (In Billions)	83.67	95.40
USD Daily avg. trading volume (In Billions)	2.64	2.99
NTD Market Capitalization (In Billions)	14328.58	14642.27
USD Market Capitalization (In Billions)	452.79	459.44
FX Rate: (NT$/US$)	31.645	31.87

Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.
The daily NAV of the Fund is available from Lipper and CDA Weisenberger, or you may obtain it by calling toll free (800) 636-9242.
Lead Fund Manager: Victor Shih
Deputy Fund Manager: Rex Chen

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